UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒        Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

Parke Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 5, 2024

Dear Fellow Shareholder:

I am writing to you with great sadness to report that Anthony J. Jannetti, a nominee for re-election as a director of the Company in the Proxy Statement for our 2024 Annual Meeting of Shareholders, has passed away. Mr. Jannetti was a founding director of the Board of Directors beginning in 1999 and has continuously served with distinction since that time. He will be greatly missed by the entire Parke Bancorp family. In order to eliminate the vacancy created by Mr. Jannetti’s untimely passing, we have reduced the size of the Board by one member.

I would also like to direct your attention to an updated table captioned “Principal Holders of our Common Stock”, originally appearing on pages 3 and 4 of our Proxy Statement mailed to you on March 22, 2024. This page is meant to supersede the table in our previous Proxy Statement, as a beneficial ownership change was filed just before our Record Date of March 13, 2024. The additional beneficial owner of more than 5% of our common stock is reflected appropriately in the page that follows.

Sincerely,

Vito S. Pantilione
President and Chief Executive Officer

PRINCIPAL HOLDERS OF OUR COMMON STOCK

Persons and groups beneficially owning more than 5% of the Common Stock are required to file certain reports with the Securities and Exchange Commission regarding their ownership. A person is the beneficial owner of shares of Common Stock if he or she has or shares voting or investment power over the shares or has the right to acquire beneficial ownership of the shares at any time within 60 days from the Record Date. The following table sets forth information as of the Record Date with respect to the persons or groups known to the Company to beneficially own more than 5% of the Common Stock as well as directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding(2)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	686,968(3)	5.8%
Alphabeta AI Multi Strategy, LP RPS Master- Investment Management RPS 2014 LP Ron Shemer Jacob Shemer 5 Arie Disenchik St., Tel Aviv, Israel 6935640	617,967(4)	5.17%
All Directors and Executive Officers as a Group (14 persons)	1,910,804(5)	15.52%

(1)

For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if he or she shares voting or investment power with respect to such shares or has the right to acquire beneficial ownership within 60 days of the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named persons or group exercise sole voting or investment power over the shares of Common Stock.

(2)

In calculating the percentage ownership of an individual or group, the number of shares outstanding is deemed to include any shares which the individual or group have the right to acquire within 60 days of the Record Date through the exercise of options or otherwise.

(3)	Based on a Schedule 13D filed on January 29, 2024.

(4)	Based on a Schedule 13D filed on March 5, 2024.

(5)	Includes 355,701 shares of Common Stock that may be acquired pursuant to the exercise of options within 60 days of the Record Date.